Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

or

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

ULTA BEAUTY APPOINTS DENNIS K. ECK INTERIM CHIEF EXECUTIVE OFFICER

Chuck Rubin to Step Down

Company Announces Fourth Quarter Comparable Store Sales and Total Sales;

Reaffirms Earnings Per Share Guidance

Bolingbrook, Ill.—February 14, 2013—Ulta Beauty (NASDAQ: ULTA) (the “Company”) today announced that Chuck Rubin will step down as President and Chief Executive Officer and as a director, effective February 21, 2013, to become Chief Executive Officer at Michaels Stores, Inc., a specialty retailer of arts and crafts. The Board of Directors has appointed Dennis K. Eck, current Non-Executive Chairman of the Board of Directors, as Interim Chief Executive Officer. Mr. Rubin has agreed to assist the Company during the transition period.

Ulta Beauty noted that Mr. Rubin’s departure from the Company is not related to any disputes with management or the Board of Directors, the Company’s operational performance, financial condition or issues regarding the integrity of the Company’s financial statements or accounting policies and practices.

“My choice to pursue an opportunity at another company was not easy, but I believe it is the right decision for me and my family,” said Mr. Rubin. “I have very much enjoyed my tenure as President and CEO at Ulta Beauty, working alongside some of the industry’s finest talent. I am proud of what we have accomplished together and am confident that the Company will continue to drive value creation for shareholders and other important stakeholders through the execution of its growth strategy.”

The Board of Directors has formed a search committee comprising Mr. Eck, Robert R. DiRomualdo, Charles Heilbronn, and Kenneth T. Stevens. The committee has begun a search to identify a permanent CEO and is in the process of retaining a leading executive recruiting firm to advise the Board.

“Ulta Beauty’s Board is committed to conducting a thorough and comprehensive search to identify the best candidate to serve as our next CEO,” said Dennis Eck, Ulta Beauty’s Interim Chief Executive Officer and Non-Executive Chairman of the Board. “On behalf of the Board, I would like to thank Chuck for his service to the Company. Chuck has been a valuable member of our Board and leadership team and we wish him the very best in his future endeavors.”

“Ulta Beauty has delivered exceptional sales growth and operating margin improvement through the successful execution of our multi-year growth strategy,” continued Mr. Eck. “With a strong management team, a deep bench of talent throughout the Company and the support of our Board, we will continue to build on the positive momentum of our business with a strong focus on executing our strategy. Having served as a member of the Ulta Beauty Board since 2003, I have worked closely with management to develop our current strategy and am confident in our collective ability to lead the Company forward during this transition period.”

Company Announces Fourth Quarter Comparable Store Sales and Total Sales and Reaffirms EPS Guidance

The Company announced that fourth quarter fiscal 2012 total sales increased 30% to $757 million and comparable store sales increased 8%.

The Company is reaffirming its guidance for income per diluted share for the fourth quarter of fiscal 2012 to be in the range of $0.96 to $0.98. This compares to income per diluted share for the fourth quarter of 2011 of $0.73.

About Dennis K. Eck

Mr. Eck has served as Non-Executive Chairman of the Board of Directors and a director of Ulta Beauty since 2003. Prior to that, Mr. Eck served in various executive roles with Coles Myer, one of Australia’s largest retailers, from 1994 to 2001 where he was Chief Executive Officer and a member of the board of Coles Myer LTD Australia from November 1997 to September 2001. Prior to 1994, Mr. Eck served in various executive roles with Vons Companies, Inc. and American Stores, Inc.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of December 29, 2012, Ulta Beauty operates 550 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.

Forward Looking Statements-Safe Harbor

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.